SHERB & CO., LLP
805 Third Avenue New York, NY 10022 Voice: 212 838-5100  Fax: 212 838-2676
-------------------------------------------------------------------------------
Certified Public Accountants



Exhibit 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We consent to the incorporation in this Registration Statement on Form SB-2, of our report dated August 31, 2004 for the period ended April 30, 2004 relating to the balance sheet of Sunwin International Neutraceuticals, Inc. and Subsidiaries as of April 30, 2004 and the related statements of operations, stockholders' equity, and cash flows for the years ended April 30, 2004 and 2003. We also consent to the reference to our firm under the caption "Experts" in the Prospectus.





        /s/Sherb & Co, LLP
                      Sherb & Co., LLP
                     Certified Public
Accountants



New York, New York
May 27, 2005